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                                                                   EXHIBIT 10(g)


                        SEVERANCE COMPENSATION AGREEMENT


                 THIS AGREEMENT ("Agreement") is made and entered into as of the ____ day of _________, 199_, by and between ENERGEN CORPORATION, an Alabama corporation ("Energen"), and _______________________________, ("Executive").


                              W I T N E S S E T H:


                 WHEREAS, Executive is an effective and valuable employee of Energen and/or one or more of its subsidiaries;

                 WHEREAS, Executive desires certain assurances with respect to any change in control of Energen;

                 WHEREAS, Energen recognizes that the uncertainties involved in a potential or actual change in control of Energen could result in the distraction or departure of management personnel such as Executive to the detriment of Energen and its shareholders; and

                 WHEREAS, Energen desires to lessen the personal and economic pressure which a potential or actual change in control may impose on Executive and thereby facilitate Executive's ability to bargain successfully for the best interests of Energen's shareholders in the event of such a change in control;

                 NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, Energen and Executive hereby agree as follows:

                          Section 1.  Definitions.  As used in this Agreement
the following words and terms shall have the following meanings:

                 (a) "Applicable Period" means the period commencing with the earliest date that a Change in Control occurs and ending on the last day of the thirty-sixth calendar month following the calendar month during which such Change in Control occurred. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs, and if the Date of Termination with respect to Executive's employment with Energen occurs prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement the "Applicable Period" shall be deemed to have commenced on the date immediately preceding the Date of Termination.
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                 (b)      "Cause".  Termination of employment by Employer for
"Cause" shall mean termination based on any of the following:

                          (1)     The willful and continued failure by the
Executive to substantially perform Executive's duties with Employer (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive specifically identifying the manner in which Executive has not substantially performed Executive's duties;

                          (2)     The engaging by Executive in willful
misconduct which is demonstrably injurious to Employer monetarily or otherwise;
or

                          (3)     The conviction of Executive of a felony.

                 (c) "Change in Control" means the occurrence of any one or more of the following:

                          (1)     The acquisition by any individual, entity or
group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13(d)-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of common stock of Energen (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Energen entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this subsection (1) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Energen or any corporation controlled by Energen shall not constitute a Change in Control;

                          (2)     Individuals who, as of June 1, 1996,
constitute the Board of Directors of Energen (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of Energen (the "Board of Directors"); provided, however that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Energen's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

                          (3)     Consummation of a reorganization, merger or
consolidation involving, or sale or other disposition of all or substantially all of the assets of, Energen (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then





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outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Energen or all or substantially all of Energen's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Energen or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination;

                          (4)     The occurrence of one transaction or a series
of transactions, which has the effect of a divestiture by Energen of 25% or more of the combined voting power of Alabama Gas Corporation's outstanding voting securities;

                          (5)     The occurrence of any sale, lease or other
transfer, in one transaction or a series of transactions of all or substantially all of the assets of Alabama Gas Corporation (other than to Energen or an entity controlled by Energen); or

                          (6)     Any transaction or series of transactions
which is expressly designated by resolution of the Board of Directors to constitute a Change in Control for purposes of this Agreement.

                 (d) "Code" means the Internal Revenue Code of 1986, as the same may be from time to time amended.

                 (e)      "Compensation" means an amount equal to the sum of
(A) plus (B), where (A) is the Executive's annualized base salary in effect at the time of a Change in Control, and (B) is the highest annual bonus awarded Executive by Employer pursuant to the Energen Annual Incentive Compensation Plan (or any successor annual cash incentive plan) with respect to the three
(3) fiscal years immediately preceding the fiscal year in which the Change in Control occurs.

                 (f) "Date of Termination" means the date that a termination of Executive's employment with Employer is first effective.

                 (g) "Disability" means the total and permanent disability which entitles Executive to a disability benefit under a disability program sponsored and/or maintained by Energen.

                 (h)      "Employer" means Energen and its Subsidiaries.





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                 (i)      "Excess Parachute Payment" shall have the same
meaning as the term "excess parachute payment" defined in Section 280G(b)(1) of the Code.

                 (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 (k) "Good Reason" means the occurrence during an Applicable Period of any of the following events without Executive's prior written consent:

                          (1)     The assignment to Executive by Employer of
duties inconsistent with Executive's position, authority, duties, responsibilities and status with Employer immediately prior to a Change in Control, or a change in Executive's titles or offices as in effect immediately prior to a Change in Control, or any removal of Executive from or any failure to reelect Executive to any of such positions, if such assignment, change, or removal results in a diminution in Executive's position, authority, duties, responsibilities or status with Employer immediately prior to a Change in Control or any other action by Employer that results in such a diminution in Executive's position, authority, duties, responsibilities or status;

                          (2)     A reduction in Executive's aggregate rate of
monthly base pay from the Employer;

                          (3)     The termination or material adverse
modification of the Energen Annual Incentive Compensation Plan or the Energen Corporation 1996 Long-Range Performance Share Plan (or any other short or long-term incentive compensation plan in effect immediately prior to a Change in Control) without substitution of new short or long-term incentives providing comparable compensation opportunities for Executive.

                          (4)     A failure by Employer to use its best efforts
to provide Executive with either the same fringe benefits (including retirement benefits and paid vacations) as were provided to Executive immediately prior to a Change in Control or a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to the Change in Control, is substantially comparable in all material respects to the fringe benefits (taken as a whole) in effect prior to a Change in Control;

                          (5)     Executive's relocation by Employer to any
place more than 25 miles from the location at which Executive performed the substantial portion of Executive's duties prior to a Change in Control, except for required travel by Executive on Employer's business to an extent substantially consistent with Executive's business travel obligations immediately prior to such Change in Control;

                          (6)     Any material breach by Energen of any
provision of this Agreement or any other agreement between Energen and Executive which breach continues for a period of thirty days following delivery by Executive to Energen of written notice of such breach.





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                 (l)      "Independent Auditor" means the firm of certified
public accountants which at the time of the Change in Control had been most recently engaged by Energen to prepare Energen's audited financial statements, or any other firm of certified public accountants mutually agreeable to Energen and Executive.

                 (m)      "Notice of Termination" has the meaning set forth in
Section 2(a) of this Agreement.

                 (n) ""Parachute Payment" shall have the same meaning as the term "parachute payment" defined in Section 280G(b)(2) of the Code.

                 (o)      "Qualified Termination" shall mean

                          (1)     during a Window Period, any termination
(including Retirement) of Executive's employment, other than for Cause, death or Disability, and

                          (2)     during the Applicable Period but not during a
Window Period,

                                  (i)      any termination by Employer of
Executive's employment other than for Cause,

                                  (ii)     a termination of Executive's
employment which Executive and Energen agree in writing will constitute a Qualified Termination for purposes of this Agreement, and

                                  (iii)    a voluntary termination of
Executive's employment by Executive for Good Reason.

                 (p) "Reasonable Compensation" shall have the same meaning as provided for the term "reasonable compensation" in Section 280G(b)(4) of the Code.

                 (q) "Retirement" means termination of Executive's employment (other than for Good Reason) by the Executive on or after Executive's having reached age 60.

                 (r) "Subsidiary" means any corporation, the majority of the outstanding voting stock of which is owned directly or indirectly, by Energen.

                 (s) "Window Period" shall mean the 30-day period immediately following the first anniversary of a Change in Control.

         Section 2.       Notice of Termination.  During any Applicable Period:

                 (a) Any termination (other than for Retirement, death or Disability) of Executive's employment, whether by Employer or Executive, shall be communicated by the terminating party transmitting or sending the other party a written notice ("Notice of





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Termination") referencing this Agreement and, if such termination is for Cause or Good Reason, indicating in reasonable detail the facts and circumstances providing a basis for such termination. The failure of Executive or Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or Energen hereunder or preclude Executive or Energen from asserting or relying upon the omitted fact or circumstance in enforcing Executive's or Energen's rights hereunder.

                 (b) Subject to (c) below, such termination of Executive's employment shall be effective upon delivery of a Notice of Termination or at such later date as may be specified in the Notice of Termination.

                 (c) In the event that each party delivers a Notice of Termination, the Notice of Termination first delivered shall establish the effective date of such Notice of Termination.

         Section 3. Severance Payment. In the event of a Qualified Termination, then Executive shall, subject to the provisions of Sections 5 and 8 hereof, receive as severance pay an amount equal to his Compensation multiplied by a factor of [1.5 or 2 or 2.5]. Subject to Section 5 hereof, any severance payment to be made under this Section 3 shall be paid in one payment and in full on or prior to the thirtieth day following the Date of Termination.

         Section 4. Other Benefits. Subject to Sections 5 and 8 hereof, in the event of a Qualified Termination (other than Retirement), for a period of twenty-four months commencing with the Date of Termination, Executive and the Executive's family shall continue to be covered at the expense of Energen by the same or substantially equivalent hospital, medical, dental, vision, accident, disability and life insurance coverages as were provided to Executive and the Executive's family by Employer immediately prior to the Change in Control; provided, however, that if Executive becomes employed with another employer and is eligible to receive benefits of the type described above from such other employer, Energen's obligations under this Section 4 and the benefits described herein shall be secondary to those provided by such other employer.

         Section 5.       Limitation on Benefits.

                 (a) Basic Rule. Except as otherwise provided in paragraph (c) below, any benefits payable or to be provided to the Executive by Employer, whether pursuant to this Agreement or otherwise (including, without limitation, Awards under the Energen Corporation 1992 or 1996 Long-Range Performance Share Plans), which constitute Parachute Payments shall be modified or reduced as provided in paragraph (b) below to the extent necessary so that the benefits payable or to be provided to Executive under this Agreement that constitute Parachute Payments, as well as any payments or benefits provided outside of this Agreement that constitute Parachute Payments, shall not cause Employer to have paid an Excess Parachute Payment. All provisions of Section 280G of the Code, and the regulations (proposed, interim, or final) thereunder, shall be taken into account in computing such amount, including making appropriate adjustment to such calculation for amounts established to be Reasonable Compensation.





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                 (b)      Reductions.  In the event that the amount of any
Parachute Payment otherwise payable to or for the benefit of the Executive must be modified or reduced to comply with paragraph (a) above, the Executive shall direct which Parachute Payments are to be modified or reduced; provided, however, that no increase in the amount of any payment or any change in the timing of payment shall be made without the consent of Energen.

                 (c) Optimization. Prior to the first date any Parachute Payment is due to be made, Energen shall, at its own expense, cause the Independent Auditor to determine whether X exceeds Y, where

                          (i)     X is the total amount of Parachute Payments
that would be made to the Executive, whether pursuant to this Agreement or otherwise, if the limitation provided for in paragraph (a) above were not applied, reduced by the total amount of applicable federal, state, and local income, payroll and excise taxes that would be payable by the Executive with respect to such Parachute Payments, and

                          (ii)    Y is the total amount of Parachute Payments
that would be payable to the Executive, whether pursuant to this Agreement or otherwise, if the limitation provided for in paragraph (a) above were applied, reduced by the total amount of applicable federal, state and local income, payroll and excise taxes that would be payable by the Executive with respect to such Parachute Payments.

If X exceeds Y, then the limitation provided for in paragraph (a) above shall not apply. For purposes of making the determination provided for in this paragraph (c), the Independent Auditor shall assume that all Parachute Payments to be made to the Executive will be subject to federal income tax at the maximum rate in effect at the time the determination is made unless the Executive provides the Independent Auditor with evidence satisfactory to the Independent Auditor that it is more probable than not that one or more Parachute Payments will be taxable at a lower rate, or lower rates, in which case the Independent Auditor shall assume that such Parachute Payments will be taxed at the lower rate or rates.

                 (d) Subsequent Payments. As a result of various incentive or other plans, Executive may be entitled to receive various Parachute Payments over a period of several years. In such event, the Independent Auditor may need to update its Section 5(c) calculations one or more times. In the event that all or a portion of a Parachute Payment is not made due to the limitations of this Section 5, Energen shall not be relieved of liability for such amount but such Parachute Payment shall be deferred and included in calculations with respect to subsequent Parachute Payments.

                 (e) Overpayments and Underpayments. As a result of uncertainty in the application of section 280G of the Code at the time of determinations by the Independent Auditor hereunder, uncertainties in the valuation of future payments, and deferrals pursuant to Section 5(d), it is possible that Parachute Payments will have been made by Energen which should not have been made (an "Overpayment") or that additional Parachute Payments which will not have been made by Energen could have been made (an "Underpayment"), consistent in each case





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with the other provisions of this Section 5.  In the event that the Independent
Auditor, based upon the assertion of a deficiency by the Internal Revenue Service against Energen or the Executive which the Independent Auditor believes has a high probability of success, determines that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to Energen, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by the Executive to Energen if and to the extent that such payment would not reduce the amount which is subject to taxation under section 4999 of the Code. In the event that the Independent Auditor determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by Energen to or for the benefit of the Executive, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code.

         Section 6. No Obligation To Seek Further Employment; No Effect on Other Benefits.

                 (a) Executive shall not be required to seek other employment, nor (except as otherwise provided under Section 4 with respect to insurance coverages) shall the amount of any severance payment or other benefit to be made or provided under this Agreement be reduced by any compensation or benefit earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise.

                 (b) Subject to Section 5 hereof, any severance payment or benefit to be made or provided under this Agreement is in addition to all other benefits, if any, to which Executive may be entitled under other agreements, plans or programs of Energen.

         Section 7. Continuing Obligations of Executive. As a result of and in connection with Executive's employment by Employer, Executive is involved in a number of matters of strategic importance and value to Employer including various projects, proceedings, planning processes, and negotiations. Any number of these matters may be ongoing and continuing after the Date of Termination. In addition Employee is privy to proprietary and confidential information of Employer including without limitation, financial information and projections, business plans and strategies, customer and vendor lists and information, and oil and gas properties and prospects. The Executive agrees as follows:

                 (a) Consulting Services. For a period of three years following the Date of Termination, Executive agrees to fully assist and cooperate with Employer and its representatives (including outside auditors, counsel and consultants) with respect to any matters with which the Executive was involved during the course of employment with Employer, including being available upon reasonable notice for interviews, consultation, and litigation preparation. Except as otherwise agreed by Executive, Executive's obligation under this Section 7 (a) shall not exceed 80 hours during the first year and 20 hours during each of the following two years. Such services shall be provided upon request of Employer but scheduled to accommodate Executive's reasonable scheduling requirements. Executive shall receive no additional fee for such services but shall be reimbursed all reasonable out-of-pocket expenses.





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                 (b)      Non-Compete.  For a period of twelve months following
the Date of Termination, the Executive shall not Compete, (as defined below) or assist others in Competing with the Employer. For purposes of this Agreement, "Compete" means (i) solicit in competition with Alabama Gas Corporation ("Alagasco") any person or entity which was a customer of Alagasco at the Date of Termination, (ii) offer to acquire any local gas distribution system in the State of Alabama; or (iii) offer to acquire any coalbed methane interest in the State of Alabama. Employment by, or an investment of less than one percent of equity capital in, a person or entity which Competes with Employer does not constitute Competition by Executive so long as Executive does not directly participate in, assist or advise with respect to such Competition.

                 (c) Confidentiality. Executive agrees that at all times following the Date of Termination, Executive will not, without the prior written consent of Energen, disclose to any person, firm or corporation any confidential information of Employer which is now known to Executive or which hereafter may become known to Executive as a result of Executive's employment or association with Employer, unless such disclosure is required under the terms of a valid and effective subpoena or order issued by a court or governmental body; provided, however, that the foregoing shall not apply to confidential information which becomes publicly disseminated by means other than a breach of this Agreement.

         Section 8. Board Resignation. Energen shall have no obligation under Sections 3 and 4 hereof if Executive shall not, promptly after the Date of Termination and upon receiving a written request to do so, resign from each officer and/or director position which Executive then holds with Energen and any Subsidiary.

         Section 9. Payment of Professional Fees and Expenses. Energen agrees to pay promptly as incurred, to the full extent permitted by law, all legal, accounting and other professional fees and expenses which Executive may reasonably incur (i) as a result of any contest (regardless of the outcome thereof) by Energen, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement); plus in each case interest on any delayed payment at the applicable Federal rate provided for in
Section 7872(f)(2)(A) of the Code; or (ii) as a result of any contest by a taxing authority of Executive's tax treatment of any amounts received under this or any other Employer agreement or plan to the extent such tax treatment is consistent with the determinations made by the Independent Auditor under
Section 5.

         Section 10. Term. This Agreement shall terminate (except to the extent of any unpaid or unfulfilled obligation with respect to a prior termination of Executive's employment) on the first to occur of (i) any termination of Executive's employment with Employer which does not constitute a Qualified Termination or (ii) expiration of the Term. The initial "Term" of this Agreement shall be for a period of three years from the date hereof. On each anniversary of the date hereof, the Term shall automatically extend by one year unless at least thirty days prior to such an anniversary Energen notifies Executive that there will be no such extension, in which event the term shall continue until the later to occur of (i) two years from such anniversary or
(ii) three years from the date of the most recent Change in Control, if any.





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         Section 11.      Binding Effect; Successors.

                 (a) This Agreement shall be binding upon and inure to the benefit of Executive and Executive's personal representative and heirs, and Energen and its successors and assigns including any successor organization or organizations which shall succeed to substantially all of the business and property of Energen, whether by means of merger, consolidation, acquisition of assets or otherwise, including operation of law.

                 (b) Without the prior consent of Energen, Executive may not assign the Agreement, except by will or the laws of descent and distribution.

         Section 12. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

                 If to Energen or Employer:
                                  Energen Corporation
                                  2101 Sixth Avenue North
                                  Birmingham, Alabama 35203
                                  Attention: Chairman

                 If to Executive:

                                  ------------------------------

                                  ------------------------------

                                  ------------------------------



or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         Section 13. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and Energen. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

         Section 14. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.





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         Section 15.      Counterparts.  This Agreement may be executed in one
or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         Section 16. Amendment and Restatement of Prior Agreement. This agreement constitutes a complete amendment and restatement and fully supersedes that certain Severance Compensation Agreement between the parties dated ____________________, 19__.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                 ENERGEN CORPORATION


                                        By
                                           -------------------------------------
                                        Its
                                           -------------------------------------

                                                         EXECUTIVE


                                        ----------------------------------------



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